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                                                                   Exhibit 99.2

PERSONAL AND CONFIDENTIAL



April 29, 1999



Board of Directors
Weeks Corporation
4497 Park Drive
Norcross, GA  30093

Re: Registration Statement of Duke Realty Investments, Inc. relating to the Common Stock, par value $0.01 per share, of Duke Realty Investments, Inc. being registered in connection with the below-referenced Agreement and Plan of Merger

Gentlemen:

Reference is made to our opinion letter dated February 28, 1999 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Weeks Common Stock"), of Weeks Corporation ("Weeks") of the exchange ratio of 1.38 shares of Common Stock, par value $0.01 per share, of Duke Realty Investments, Inc. ("Duke") to be received for each outstanding share of Weeks Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 28, 1999, by and among Duke and Weeks.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Weeks in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger and the Merger Proposal - Background of the Merger," "The Merger and the Merger Proposal - Reasons for the Merger; Recommendation of the Weeks Board," and "The Merger and the Merger Proposal - Opinion of Weeks' Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement of Duke Realty Investments, Inc. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



GOLDMAN, SACHS & CO.